Exhibit 99.1

COMPANY CONTACTS
Russell Skibsted	Paul Arndt
SVP & Chief Business Officer	Manager, Investor Relations
949-788-6700x234	949-788-6700x216
SPECTRUM PHARMACEUTICALS ANNOUNCES PROFITABLE SECOND QUARTER 2008
•	Revenue for the Second Quarter Was Approximately $20.7 Million

•	Net Income Was Approximately $10.7 Million, the Company’s First Profitable Quarter

•	Approximately $60 Million Cash and Equivalents as of June 30, 2008

•	FUSILEV™, the Company’s First Proprietary Oncology Drug, to Launch on August 15, 2008
IRVINE, California — August 12, 2008 — Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI) today reported financial results for the second quarter ended June 30, 2008.
During the second quarter of 2008, the Company earned net income of approximately $10.7 million, or $0.34 per share, compared to a net loss of approximately $6.3 million, or ($0.22) per share in the second quarter of 2007. Revenue in the second quarter of 2008 was approximately $20.7 million from the sale of the Company’s financial interests in rights in sumatriptan and other injectables, compared to approximately $4.0 million in the second quarter of 2007.
In spite of building a small specialty sales force for the launch of FUSILEV™ and continued development of the Company’s high-priority projects, operating expenses were in line with the prior year. Research and development expenses were approximately $6.7 million in the second quarter of 2008, compared to approximately $7.6 million in the second quarter of 2007. General and administrative expenses were approximately $3.2 million in the second quarter of 2008, compared to $3.4 million in the second quarter of 2007.
As of June 30, 2008, the Company had cash, cash equivalents, and marketable securities on hand of approximately $60 million, compared to approximately $56 million as of December 31, 2007. As of August 1, 2008, approximately 31.5 million shares were issued and outstanding.
“We are very excited to launch FUSILEV™ this week. FUSILEV™ was the first new oncology drug approved by the FDA this year,” said Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals, Inc. “Furthermore, while continuing to develop our high-priority drug candidates, our strategic focus on generating non-dilutive funding provided us with more than $20 million in revenues for the quarter without issuing a single share of stock, resulting in our first profitable quarter in our short history. Given our strong cash position, we can advance our highest priority projects without having to raise capital in the near term.”
Recent Highlights and Upcoming Milestones
•	FUSILEV™
•	NDA approved by the FDA in March 2008.

•	NDA amendment for oral tablets filed in June 2008.

•	FUSILEV™ tradename approved by the FDA in July 2008.

•	Launch in August 2008.

•	Supplemental NDA for colorectal cancer to be filed by the end of October 2008.
•	The Company continues to work on the supplemental NDA for use in combination with 5-fluorouracil containing regimens in advanced metastatic colorectal cancer. As a result of preNDA consultation, the FDA has recommended a more comprehensive scope of data analysis as the basis for registration in this indication.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

•	EOquin®, for Non-Muscle Invasive Bladder Cancer
•	More than 500 patients enrolled to date in two Phase 3 trials.

•	More than 90 sites in the U.S. and Canada.

•	Currently anticipate full enrollment in both trials by year-end 2009.

•	Special Protocol Assessment agreement reached with the FDA.

•	Scientific Advice provided concurrence on registration strategy with the EMEA.
Conference Call
Spectrum Pharmaceuticals will host a conference call to discuss these financial results and pipeline update on:
Tuesday, August 12, 2008 @ 12:00 p.m. Eastern/9:00 a.m. Pacific

Domestic:	866-831-6272	passcode 37352497
International:	617-213-8859	passcode 37352497
Audio replays will be available through August 19, 2008.

Domestic:	888-286-8010, passcode 39219118
International:	617-801-6888, passcode 39219118
About FUSILEV™ (levoleucovorin) for injection
FUSILEV™ is a novel folate analog and the pharmacologically active isomer of calcium leucovorin. FUSILEV™ rescue is indicated after high-dose methotrexate therapy in osteosarcoma. FUSILEVTM is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV™ is the only commercially available formulation comprised only of the pharmacologically active isomer of leucovorin (levoleucovorin or (6S)-leucovorin). An oral tablet formulation of FUSILEV™ was recently submitted to the FDA. Upon market launch, FUSILEV™ will be supplied in 50-mg vials of freeze-dried powder. Ex-U.S. sales of levoleucovorin by Wyeth, Sanofi-Aventis, and others, are approximately $200 million annually.
Important FUSILEV™ (levoleucovorin) for injection Safety Considerations
FUSILEV™ is contraindicated for patients who have had previous allergic reactions attributed to folic acid or folinic acid. Due to calcium content, no more than 16-mL (160-mg) of levoleucovorin solution should be injected intravenously per minute. FUSILEV™ enhances the toxicity of fluorouracil. Concomitant use of d,l-leucovorin with trimethoprim-sulfamethoxazole for pneumocystis carinii pneumonia in HIV patients was associated with increased rates of treatment failure in a placebo-controlled study. Allergic reactions were reported in patients receiving FUSILEV™. Vomiting (38%), stomatitis (38%) and nausea (19%) were reported in patients receiving FUSILEV™ as rescue after high dose methotrexate therapy. FUSILEV™ may counteract the antiepileptic effect of phenobarbital, phenytoin and primidone, and increase the frequency of seizures in susceptible patients.
About Spectrum Pharmaceuticals
We are a biopharmaceutical company that acquires, develops and commercializes a diversified portfolio of drug products, with a focus mainly on oncology and urology. Our strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for our approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in developing drugs and commercialization in our areas of focus; and, leveraging the expertise of partners around the world to assist us in the execution of our strategy. For more information, please visit our website at www.spectrumpharm.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, establishing a commercial organization for our approved drugs, continuing to build our team, leveraging the expertise of partners around the world to assist us in the execution of our strategy, the timing of the FUSILEV launch, that we can advance our highest priority projects without having to raise capital in the near term, that the supplemental NDA for colorectal cancer for FUSILEV will be filed by the end of October 2008, that we currently anticipate full enrollment in both EOquin trials by year-end 2009, the safety and efficacy of FUSILEV, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC. ™, TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
© 2008 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues	$20,676	$4,032	$20,676	$4,375

Operating expenses:
Cost of product sold	—	—	—	—
Research and development	6,747	7,643	13,129	13,518
Selling, General and administrative	3,230	3,417	5,815	6,359

Total operating expenses	9,977	11,060	18,944	19,877

Income (Loss) from operations	10,699	(7,028)	1,732	(15,502)

Other income, net	(21)	750	280	1,332

Net loss before minority interest in consolidated subsidiary	10,678	(6,278)	2,012	(14,170)

Minority interest in net loss of consolidated subsidiary	—	20	—	20

Net income (loss)	$10,678	$(6,258)	$2,012	$(14,150)

Net income (loss) per share

Basic	$0.34	$(0.22)	$0.06	$(0.53)

Diluted	$0.34	$(0.22)	$0.06	$(0.53)

Weighted average common shares:

Basic	31,462,522	28,442,904	31,366,902	26,875,518

Diluted	31,869,079	28,442,904	31,822,132	26,875,518

Summary Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2008	2007

Cash, cash equivalents and marketable securities	$59,550	$55,659
Accounts Receivable, net	379	191
Inventory	1,197	—
Other current assets	781	762

Total current assets	61,907	56,612
Property and equipment, net and other assets	1,329	928

Total assets	$63,236	$57,540

Total liabilities	$8,720	$8,791
Stockholders’ equity	54,516	48,749

Total liabilities and stockholders’ equity	$63,236	$57,540